UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 27, 2019

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida	33913
(Address of principal executive offices)	(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock ($0.001 par value)	NEO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On June 27, 2019, NeoGenomics Laboratories, Inc. (“NeoGenomics Laboratories”), as borrower, and NeoGenomics, Inc. (“Holdings”) and certain of its subsidiaries, as guarantors (the “Guarantors”), entered into a new senior secured credit agreement (the “New Credit Agreement”) with PNC Bank, National Association, as administrative agent, and the lenders party thereto. The New Credit Agreement provides for a $100 million revolving credit facility (the “Revolving Credit Facility”), and a $100 million term loan facility (the “Term Loan Facility”), and a $50 million delayed draw term loan (the “Delayed Draw Term Loan”) which has an availability period beginning on the closing date and ending on December 27, 2020.
Borrowings under the New Credit Agreement bear interest at a rate per annum equal to an applicable margin plus, at NeoGenomics Laboratories’ option, either (1) the Adjusted LIBOR rate for the relevant interest period, (2) an alternate base rate determined by reference to the greatest of (a) the federal funds rate for the relevant interest period plus 0.5% per annum (b) the prime lending rate of PNC and (c) the daily LIBOR rate plus 1% per annum, or (3) a combination of (1) and (2). The applicable margin is based on NeoGenomics Laboratories’ consolidated leverage ratio (as defined in the New Credit Agreement). Interest on borrowings under the New Credit Agreement is payable on the last day of each month, in the case of each base rate loan, and on the last day of each interest period (but no less frequently than every three months), in the case of LIBOR loans.
The Revolving Credit Facility includes a $10 million swing loan sublimit, with swing loans bearing interest at the alternate base rate plus the applicable margin. Any principal outstanding under the Revolving Credit Facility is due and payable on June 27, 2024 or such earlier date as the obligations under the New Credit Agreement become due and payable pursuant to the terms of the New Credit Agreement.
Principal payments on the Term Loan Facility will be due on the last day of each fiscal quarter beginning September 30, 2019, with an annual principal amortization of 5% in the first year, 5% in the second year, 7.5% in the third year, 7.5% in the fourth year, and 10% in each year thereafter, with the remainder due at maturity on June 27, 2024 or such earlier date as the obligations under the New Credit Agreement become due and payable pursuant to the terms of the New Credit Agreement.
In addition to paying interest on outstanding principal under the New Credit Agreement, NeoGenomics Laboratories will be required to pay a commitment fee in respect of the unutilized portion of the commitments under the Revolving Credit Facility and the Delayed Draw Term Loan.
The foregoing description of the Amendment is qualified in its' entirety by reference to the full text of the document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.
Simultaneously with entering into the New Credit Agreement, on June 27, 2019, the Company terminated the prior financing agreement (“Prior Financing Agreement”) and repaid all outstanding amounts owing thereunder.
The Prior Financing Agreement, originally entered into on December 22, 2016 provided for a $75 million revolving credit facility and a $75 million term loan facility. On June 25, 2018 the Company entered into an amendment (“Amendment”) to the credit agreement with Regions Bank, which provided for an additional term loan in the amount of $30 million, subject to the terms and conditions applicable to the original term loan except as specifically described in the Amendment.
As of June 27,2019, the total amount of principal and accrued interest and fees outstanding under the Prior Financing Agreement was approximately $100.2 million. A copy of the Prior Financing Agreement was filed as Exhibit 10.1 to the Company's Form 8-K filed with the Securities and Exchange Commission on June 25, 2018.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
The disclosure provided under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events
The Company also issued a press release announcing the facilities described in Item 1.01 herein on June 27, 2019, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
10.1
Credit Agreement, dated June 27, 2019, by and among NeoGenomics Laboratories Inc., NeoGenomics, Inc. and certain of its subsidiaries, the lenders party thereto and PNC Bank, National Association, as administrative agent.

99.1	Press Release dated June 27, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ Sharon A. Virag
Sharon A. Virag
Chief Financial Officer
June 28, 2019